[Logo of Ancor Communications, Inc.]                      FOR IMMEDIATE RELEASE

CONTACT:  Mary Miller              or       Aaron Pearson
          Ancor Communications              Shandwick USA
          612/932-4003                      612/841-6217
          marym@ancor.com                   apearson@shandwick.com


                      ANCOR ADOPTS SHAREHOLDER RIGHTS PLAN

MINNEAPOLIS, NOVEMBER 3, 1998-- Ancor Communications, Incorporated (Nasdaq:
ANCR), announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to preserve the long-term value of the company for all of its shareholders.

The purpose of the plan is to encourage any prospective buyer to negotiate with Ancor's board. Kenneth E. Hendrickson, Ancor's Chief Executive Officer, said "The shareholder rights plan is not being adopted in response to any acquisition or merger proposal. We are adopting this plan to insure that all shareholders receive equal treatment and a fair price in any business combination involving Ancor."

The Company has declared a dividend of one right for each common share outstanding on November 10, 1998. Each right will entitle a shareholder to buy a fraction of a share of a newly authorized series of preferred stock at an exercise price of $20 per share. The rights will become exercisable in the event that a person or group acquires 15% or more of Ancor's common shares or a tender offer is commenced that would result in ownership by a person or group of 15% or more of Ancor's common shares (subject to certain exceptions).

If a potential acquiror purchases at least 15% of Ancor's outstanding Common Stock, shareholders other than the acquiror would be able to exercise the rights issued under the plan to purchase shares of Ancor's Common Stock, or in some cases cash, property or other securities of Ancor or shares of the acquiror's common stock, at a 50% discount from the market price. In addition, the Board may elect to exchange the rights for Ancor's Common Stock.

The Company's Board of Directors will be entitled to redeem the rights at $.01 per right at any time prior to an acquiror purchasing 15% or more of Ancor's Common Stock.

The new purchase rights will be distributed as a non-taxable dividend and will trade with Ancor's Common Stock. There will be no rights certificates issued unless the rights become exercisable. The rights will expire on November 3, 2008.

ABOUT ANCOR COMMUNICATIONS

Ancor Communications, Inc. (Nasdaq: ANCR) provides GigWorks(TM) high-performance storage and data-intensive network solutions based on Fibre Channel technology. The Company was the first to deliver a Fibre Channel switch, and the first to top the one-gigabit performance level. Ancor is a member of the Fibre Channel Association, the Storage Network Industry Association, the ANSI Standards Committee and the University of New Hampshire Fibre Channel

Consortium to promote the advancement of Fibre Channel standards and interoperability. Information on Ancor is available on the World Wide Web at http://www.ancor.com.

                                       ###

Editor's note: GigiWorks(TM), ANCOR(TM) and the Ancor logo are the marks and property of Ancor Communications, Inc.

For more information about Fibre Channel technology and Ancor Fibre Channel solutions, call (800) 342-7379 or access World Wide Web site http://www.ancor.com. Media, contact Mary Miller, Ancor, at (612) 932-4071 or marym@ancor.com or Aaron Pearson, Shandwick, at (612) 832-5000 or apearson@shandwick.com.

Forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 are qualified by the risk factors outlined in the documents Ancor Communications, Inc. files with the Securities and Exchange Commission.